Exhibit 99.2

RegeneRx Secures $5 Million in Private Financing

RegeneRx Retains Stock Repurchase Option

BETHESDA, MD, February 27, 2008 — REGENERX BIOPHARMACEUTICALS, INC. (AMEX:RGN) (www.regenerx.com) announced today that it has entered into agreements (the “Purchase Agreements”) with two affiliates of the Company’s largest shareholder, Sigma-Tau Finanziaria S.p.A (the “Investors”) with respect to the sale of 5,000,000 shares of the Company’s common stock at a price per share of $1.00 (the “Shares”), for gross proceeds of $5,000,000 (the “Offering”).  The Offering is expected to close on February 29, 2008.  In connection with the Offering, the Company has also agreed to issue warrants to purchase an additional 1,000,000 shares of its common stock with an exercise price of $1.60 per share (the “Warrants”).  There were no discounts or brokerage fees associated with the Offering.

Under the terms of the Offering, the Company may, in its sole discretion, repurchase the Shares at any time until December 31, 2009, for $2.00 per share or, at any time between January 1, 2010 and December 31, 2010, for $2.50 per share.  The Company’s repurchase right terminates after December 31, 2010.  In addition, the Investors have agreed to vote the Shares, and any additional shares issued pursuant to the exercise of the Warrants, with our Board of Directors until December 31, 2010.  The Warrants have a term of three years.  One-third of the Warrants will vest upon the closing of the Offering, one-third is scheduled to vest on December 31, 2008, and one-third is scheduled to vest on December 31, 2009.  However, should the Company repurchase all of the Shares prior to December 31, 2009, any unvested Warrants would terminate as of the date the Company completes the repurchase.

“We considered several avenues through which to raise capital to fund our ongoing clinical trials and believe that the terms of the current offering are less dilutive to shareholders than we otherwise might have obtained,” said C. Neil Lyons, the Company’s chief financial officer. “In addition, we retain discretion to repurchase these shares prior to December 31, 2010 on potentially advantageous terms and believe that the restrictions on transfer and Sigma-Tau’s long-term relationship with our company reduce the possibility that these shares will be resold in the near future.”

The Offering was made only to “accredited investors” (as such term is defined in Section 501(a) of Regulation D) in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The securities sold in connection with the Offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The proceeds will be used to provide the Company with working capital and to help fund ongoing clinical trials.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair.  Currently, RegeneRx is developing three drug products, RGN-137, RGN-259 and RGN-352 for dermal, ophthalmic, and cardiovascular wound healing, respectively.  These drug products are based on Tß4, a 43-amino acid peptide, in part, under an exclusive world-wide license from the National Institutes of Health.  Preliminary research suggests that Tß4 may prove efficacious for multiple indications; therefore, RegeneRx is developing several drug products as part of a broad therapeutic platform.  RegeneRx holds over 60 world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological protection and injuries, septic shock and several consumer product areas.  RegeneRx is currently sponsoring three Phase II chronic dermal wound healing clinical trials, a Phase II ophthalmic wound healing clinical trial, and a Phase I parenteral clinical trial in support of systemic administration of Tß4 for its cardiovascular clinical development program.

The RegeneRx Technology Platform

Tß4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation.  One of Tß4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement.  Of the thousands of proteins in cells, actin represents up to 10% of the total protein and, thus, plays a major role in the physiology of the cell. RegeneRx has identified several molecular variations of Tß4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products.  Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tß4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions.  In two articles published in the scientific journal, Nature, researchers found that Tß4 protects heart tissue following a myocardial infarction and can regenerate coronary vessels in laboratory animals.  A recent abstract presented at an American Heart Association meeting showed that in a porcine model Tß4 is cardio-protective after reperfusion following ischemic injury.  Abstracts of scientific papers related to Tß4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

Safe Harbor Statement

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tß4 and possible future benefits to the Company, its shareholders, and patients.  Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-K.  Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made.  The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

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